EXHIBIT 5

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") made as of the 13th day of August, 1997 UNIFORCE SERVICES, INC., a New York corporation hereinafter called the "Employer," and Rosemary Maniscalco, hereinafter called the "Employee", who resides at the address set forth under her signature hereto.

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Employer has entered into an Agreement and Plan of Merger (the "Merger Agreement") with COMFORCE CORPORATION, a Delaware corporation ("Parent"), and COMFORCE COLUMBUS, INC., a New York corporation ("Subsidiary"), wherein Subsidiary is to acquire the Employer; and

         WHEREAS, Employer has employed Employee as its Chief Operating Officer under the terms of an Amended and Restated Employment Agreement dated as of May 1, 1993 (the "Existing Agreement"), as amended by letter agreements dated September 30, 1993, December 8, 1995 and January 1, 1997 and as supplemented by a letter agreement dated January 11, 1996, as amended by letter agreement dated August 13, 1997, and by a letter agreement dated February 21, 1996 (collectively, the "1996 Letter Agreement"); and

         WHEREAS, among other things, Parent and Subsidiary have conditioned their execution and delivery of the Merger Agreement upon the execution and delivery of this Agreement;

         WHEREAS, Employer and Employee wish to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and it is hereby agreed as follows:

         1. The Employee is hereby engaged to work as President of Employer or in such other executive capacity as is from time to time designated by the Board of Directors of Employer from time to time. In connection with the Employee's employment by the Employer, the Employee shall be based at the offices of the Employer located in or about Boca Raton, Florida, it being understood that Employee shall travel to and spend time at other offices of Employer as reasonably required by Employer.

         2. The effective date of this Agreement (the "Effective Date") shall be the date on which Parent, directly or indirectly, has acquired at least 51% of the issued and outstanding stock of Employer, and Employee's employment hereunder shall continue for a period of two (2) years thereafter unless and until terminated as hereinafter provided (the "Initial Term"). After the Initial Term, Employee's employment hereunder shall continue on a year-to-year basis unless and until terminated as hereinafter provided. This Agreement shall be null and void and of no further force or effect in the event the Merger
Agreement is terminated in accordance with its terms unless prior to such termination Subsidiary or another subsidiary of Parent has acquired at least 51% of the issued and outstanding stock of Employee. Until the Effective Date, the Existing Agreement, as amended, and the 1996 Letter Agreement shall continue to be in full force and effect.

         3.       The Employer agrees as follows:

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                  (a)      To employ Employee as described in Section 1 hereof.

                  (b) To pay the Employee a base salary (the "Base Salary") at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year payable in accordance with the Employer's pay schedule practices generally in effect for its executive employees.

                  (c) To pay the Employee supplemental pay ("Supplemental Pay") at the rate of Ninety Thousand Dollars ($90,000.00) per year payable in accordance with the Employer's pay schedule practices generally in effect for its executive employees.

                  (d) To pay Employee a one-time bonus in the amount of Ten Thousand Dollars ($10,000.00) if Employee continues to be employed by and work full-time for Employer six (6) months after the Effective Date.

                  (e) To pay  Employee  the $25,000  bonus  described in Section
6.13 of the Disclosure Schedule (as defined in the Merger Agreement) to the extent such bonus has not been previously paid.

                  (f) That the Employee shall receive such other incidental benefits of employment, such as insurance, pension plan participation, and vacation, as are provided generally to the Employer's other executive officers and will be eligible in the sole discretion of the Employer's Board for discretionary bonuses.

                  (g) To reimburse the Employee for business expenses incurred in connection with conducting and promoting the business and affairs of the Employer, subject to reasonable limitations and restrictions set by the Employer from time to time. Submission of business expenses for reimbursement must conform to the Internal Revenue Code.

                  (h) To cause Parent to grant the Employee as of the Effective Date an incentive stock option to purchase fifty thousand (50,000) shares of common stock of Parent. The purchase price or "strike price" per share shall be equal to the closing price of a share of such stock on the American Stock Exchange on the Effective Date and the option shall not be exercisable at the time of grant and shall vest and become exercisable for one-quarter of the initial number of shares subject to the option if the Employee is employed by the Employer six months after the Effective Date, for one-quarter of the initial number of shares subject to the option if the Employee is employed by the Employer on the first anniversary of the Effective Date and for the remaining shares subject to the option if the Employee is employed by the Employer on the second anniversary of the Effective Date.


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                  (i) To pay  the  Employee  incentive  compensation  and  sales compensation as set forth in paragraphs 6 and 7.

         4.       The Employee agrees as follows:

                  (a) To devote Employee's full business time and entire business skill, labor and attention to said employment, that Employee will not engage in any other business during working hours without the prior written consent of Employer (it being understood that Employee may without the prior written consent of the Employer, on Employee's own time when she is not required to provide services to Employer, finish and promote the book referred to in subparagraph (b) of this paragraph) and that Employee will promptly and faithfully do and perform all services pertaining to said position that are or may hereafter be reasonably required of Employee by the Employer consistent with Employee's officership and the provisions hereof during the term hereof.

                  (b) That any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done by Employee under this Agreement or during her prior employment with Employer shall become the absolute property of the Employer, and the Employee further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters patent or copyrights that may be obtained therefor, shall be the property of the Employer, and the Employee agrees that she will promptly execute any and all applications, assignments or other instruments which the Employer shall deem necessary or useful to vest said patents or copyrights in the Employer without any other or additional consideration to the Employee than herein expressed, other than reimbursement of out-of-pocket expenses incurred in connection therewith. Notwithstanding the foregoing, it is understood and agreed that Employee is in the process of writing a book giving advice to job seekers that is to be submitted to a book agent. That book shall not be subject to this paragraph.

                  (c) To the extent permitted by applicable law, Employer may set-off against any wages or other compensation due the Employee, any amounts owed by the Employee to the Employer including, but not limited to, money due to the Employer because of salary or bonus advances, excess payments, or damage to or loss of the Employer's physical or intellectual property due to Employee's violation of the terms hereof.

         5. (a) Employer and Employee shall have the right to terminate the employment of Employee as set forth in this Section 5.

                  (b) If Employee becomes disabled during the Initial Term because of sickness, physical or mental disability, or any other reason so that Employee is unable to perform Employee's duties hereunder, Employer agrees to continue Employee's salary during such disability for a period of up to ninety
(90) continuous days. These benefits may be provided in whole or in part by a policy of disability insurance. Immediately following such period, if Employee continues to be unable to perform Employee's duties hereunder, Employee's employment shall be terminated and Employee

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

shall thereafter receive only (i) such amounts as are earned (including, without limitation, any accrued and earned or otherwise due but unpaid bonus, incentive compensation or additional sales compensation) or otherwise due to Employee under this Agreement prior to the date of such termination, (ii) incentive compensation payable to Employee for any portion of a fiscal year occurring prior to the termination as provided in paragraph 6 and (iii) any additional sales compensation payable pursuant to paragraph 7 hereof as a result of Employee's actions prior to termination, and no further consideration or compensation shall be owed by Employer to Employee hereunder.

                  (c) The employment of Employee shall automatically terminate upon the death of the Employee. Upon such termination, Employee's estate shall receive only such amounts as are earned (including, without limitation, any accrued and earned or otherwise due but unpaid bonus, incentive compensation or additional sales compensation) or otherwise due to Employee under this Agreement prior to the date of Employee's death, and thereafter no further consideration or compensation shall be owed by Employer to Employee or to Employee's estate.

                  (d) The Employer may immediately terminate Employee's employment under this Agreement during the Initial Term by giving Employee written notice of such termination upon the occurrence of any of the following events (termination for any such reason being referred to herein as termination for "Cause"): (i) repeated failure or refusal of Employee to implement or follow the reasonable written policies or written directions of the Employer provided that Employer shall have notified Employee in writing a reasonable period of time prior to the termination of such willful failure or refusal and further provided that Employee's failure or refusal is not based upon Employee's belief, in good faith, as expressed to Employer in writing, that the implementation thereof would be unlawful; (ii) intentional wrongful conduct by Employee which results or which the Board of Directors of Employer reasonably concludes could reasonably be expected to result in a material adverse effect (financial or otherwise) to the business of Employer including without limitation any matters described in clause (iii) below, whether or not a conviction is obtained therefor; (iii) conviction of the Employee of a crime involving disloyalty, dishonesty, embezzlement, fraud or the like; (iv) misappropriation of the Employer's funds or misuse of the Employer's assets by the Employee; or (v) material breach of this Employment Agreement by Employee. Upon termination for Cause as defined in this paragraph 5 or as a result of Employee's resignation for any reason whatsoever, Employee shall receive only such amounts as are earned or otherwise due to her under this Agreement to the date of such termination, and thereafter no further consideration shall be owed by Employer to Employee.

                  (e) The Employer may terminate Employee's employment under this Agreement without Cause by giving Employee written notice of termination. In such case, Employer's sole obligation to Employee shall be to pay Employee any amounts earned or otherwise due (including, without limitation, any accrued and earned or otherwise due but unpaid bonuses, incentive compensation or additional sales compensation) to Employee under this Agreement prior to the date of such termination plus, if and only if the termination occurs during the Initial Term, a severance payment in an amount equal to the Base Salary and Supplemental Pay payable to Employee hereunder

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
for the lesser of (i) one (1) year or (ii) the period of time from the date of termination until the end of the Initial Term, which amount shall be payable in equal installments over such period of time in accordance with the Employer's regular payroll practices for salaried employees. Employee shall not be entitled to any such severance payment in the event Employee's employment has terminated without Cause at any time after the end of the Initial Term.

         6. (a) Employer agrees to pay the Employee incentive compensation as set forth in this Section for each fiscal year during the term of Employee's employment hereunder. In the event of any termination of Employee's employment hereunder that is not the result of embezzlement or other similar criminal conduct by Employee or of an event of Cause that was intended to or did materially overstate the results of operation of any of Employer's businesses (including without limitation, in the event of termination as a result of death or disability), Employee shall be entitled to receive incentive compensation otherwise payable hereunder with respect to the fiscal year of the termination multiplied by a fraction, the numerator of which is the number of days of the fiscal year occurring prior to the termination and the denominator of which is 365.

                  (b) The incentive compensation payable under this Section 6 shall be in an amount equal to 5% of the Managed Pre-Tax Operating Income (as defined herein) in excess of $2,500,000 (the "First Target"), but not in excess of $3,000,000 (the "Second Target"), plus 1% of such income in excess of the Second Target. Notwithstanding the foregoing, to the extent the results of any subsidiaries or business units of Employer that were accounted for in determining Managed Pre-Tax Operating Income are no longer accounted for in such determination, the First Target and Second Target (collectively, the "Targets") shall be reduced on a pro rata basis based on the proportion of Employer's total pre-tax operating income for its immediately preceding fiscal year represented by the results of such subsidiaries and business units. In addition, if Employee and Employer mutually agree that Employee shall be responsible for the management of any business units or operations that are added to Employer's business after the Effective Date, the Targets (as well as the maximum amount of interest expense permitted to be accounted for in calculating Managed Pre-Tax Operating Income pursuant to clause (i)(E) of subparagraph (c) of this paragraph) shall be adjusted as agreed upon by the parties. Employee shall be entitled to receive incentive compensation for the Employer's 1997 fiscal year based on entire year results even though this Agreement was not in effect during the entire fiscal year, reduced by the amount of any and all incentive compensation paid to Employee with respect to the 1997 fiscal year under the Existing Agreement, as amended, with respect to the portion of the fiscal year occurring prior to the Effective Date.

                  (c) For purposes of this paragraph 6, "Managed Pre-Tax Operating Income" shall mean the consolidated earnings of the Employer and its direct and indirect subsidiaries existing on the date hereof and such other subsidiaries as are from time to time added by mutual agreement of the parties to the business units and operations with respect to which Employee has management responsibilities, (i) before (A) deduction of, or allowance or provision for, taxes based on income, (B) deduction of, or allowance or provision for, the incentive compensation and sales compensation payable pursuant to Section 6 or Section 7 of this Agreement, incentive compensation payable to John Fanning based upon income or profits of Employer and payments made to Employee under the

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1996  Letter  Agreement  or to  Harry  Maccarrone  under  substantially  similar agreements with Employer, (C) amortization of good will arising from and charges, costs and expenses relating to the transactions contemplated by the Merger Agreement, (D) any extraordinary gain or loss and (E) deduction of or provision for interest expense in excess of $600,000 for such fiscal year and
(ii) excluding the results of subsidiaries or business units managed not managed by Employee, it being understood that after the Effective Date, subject to the power of the Board of Employer to restructure in the Board's discretion Employer's operations, Employee will manage all of the business units and subsidiaries of Employer in existence on the date of this Agreement. It is understood that (i) in calculating Managed Pre-Tax Operating Income, interest expense as used in Clause (E) above shall include only interest expense that relates directly to subsidiaries and business units, the results of which are the basis for calculating Managed Pre-Tax Operating Income, and (ii) the term extraordinary gain or loss shall include any damages, settlements or awards attributable to lawsuits to which the Employer or any of its subsidiaries is a party. To the extent the Board of Employer exercises its power to restructure Employer's operations and, as a result thereof, Employee ceases to manage a business unit or operation in the middle of a fiscal year, Managed Pre-Tax Operating Income shall be calculated so it includes a pro rata portion of the results of the business unit or operation, pro rated based on the portion of the fiscal year during which it was managed by Employee (and any adjustment to the Target contemplated by subparagraph (b) of this paragraph shall be subject to a similar proration for that fiscal year).

                  (d) The amount of any incentive compensation to which Employee becomes entitled pursuant to this Agreement shall be payable as follows: within forty-five (45) days after the end of the each of the first three (3) fiscal quarters of each full fiscal year of the Employer, the Employer shall make an estimated payment of incentive compensation to Employee on the basis of the Employer's unaudited pre-tax operating income in respect of the period from the beginning of the fiscal year to the close of such quarter. Estimated payments shall be made in amounts such that at the end of each of the first three (3) fiscal quarters of the Employer's fiscal year, Employee shall have received an amount equal to 50% of the incentive compensation to which she would be entitled based upon the Employer's pre-tax operating income in respect of the period then ended, after consideration of all prior estimated payments made in respect of such fiscal year. Within one hundred twenty (120) days after the end of each fiscal year, the actual amount of incentive compensation, if any, to which Employee is entitled pursuant hereto for such fiscal year shall be computed and the amount by which such incentive compensation exceeds the aggregate estimated payments made for such fiscal year shall be paid to Employee. In the event, however, that such aggregate estimated payments exceed the incentive compensation to which Employee is entitled, upon notification from the Employer, Employee shall forthwith repay the Employer the amount of such excess.

                  (e) Except as otherwise expressly provided by this Agreement, the determination of pre-tax operating income shall be made in accordance with generally accepted accounting principles applied on a consistent basis.

         7. Employee shall also be entitled to receive, as additional sales compensation, one percent (1%) of the sales of offices of businesses acquired after the Effective Date by the Employer

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or any  subsidiary  thereof (the "Acquired  Offices")  located within the United
States of America and its territories  during the one-year period  following the
acquisition  of  the  acquired  business   (regardless  of  whether   Employee's
employment hereunder shall terminate for any reason during any such one-year period other than as the result of embezzlement or other similar criminal conduct by Employee or of an event of Cause that was intended to or did materially overstate the results of operation of any of Employer's businesses, in which case no further sales compensation shall be payable); provided, however, that (i) additional sales compensation shall be payable with respect to an Acquired Office only if (A) the opportunity to purchase the Acquired Office was brought to the attention of Employer or Parent solely by Employee without the assistance of any broker, finder or other employee of Employer or Parent or other subsidiaries of Parent and was not previously brought to the attention of Employer or Parent by any other party and (B) Employee has used her reasonable best efforts to assist Employer in connection with the acquisition of the Acquired Office; (ii) the term "Acquired Office" shall include offices of an acquired business added to its operations in the ordinary course of its business during the one-year period following the acquisition of such business; and (iii) additional sales compensation in respect of Acquired Offices shall only be payable with respect to sales of Acquired Offices derived from sales of product lines offered by the Acquired Offices at the date of the acquisition of the acquired business.

         8. The Employee recognizes that the methods employed in the Employer's business are such as have and will place the Employee in close business and personal relationship with the Employer's clients and customers. It is therefore agreed that in the event of a termination of this Agreement for any reason whatsoever, the Employee will not for a period of two (2) years from the date of termination of this Agreement, either directly or indirectly on Employee's own account or as agent, stockholder, owner, employer, employee, or otherwise, solicit any business from the then Clients of the Employer or from potential Clients of the Employer that Employee may have contacted or been assigned to at any time during Employee's period of employment. For purposes of this paragraph and paragraphs 9 and 10, the term "Employer" shall mean any corporation or other business entity directly or indirectly controlled by Parent, for which Employee is requested to perform services.

         9. The Employee further agrees that the Employee will not for a period of two (2) years from the date of termination of employment for any reason engage, either directly or indirectly on Employee's own account or as agent, stockholder, owner, employer, employee, or otherwise, in a business which is the same as or substantially similar to the Business (as defined herein) (i) within the United States or (ii) within any other country in which Employer conducts any portion of the Business during the term of Employee's employment under this Employment Agreement, if Employee manages the conduct of the portion of the Business in the other country for Employer or, in connection with Employee's performance of its duties for Employer, has meaningful involvement in the operation of the portion of the Business in the other country. For purposes of this Agreement, the term "Business" shall mean (i) technical or non-technical staffing, consulting and outsourcing services, vendor-on-premises services, staffing needs analysis, "telecommuting" staffing services, and payrolling, and related financial support and billing and accounting, services, and (ii) any other business that Employer operates which Employee manages for Employer or in which Employee has

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meaningful  involvement in performing  Employee's  duties under this  Agreement.
Notwithstanding the foregoing, this paragraph shall not be deemed to prevent Employee's ownership of not more than 5% of a publicly traded entity.

         10. (a) Employee agrees that Employee shall not for a period of two (2) years after termination of employment for any reason, contact or approach either directly or indirectly for Employee's own individual purposes or those of another, any employee of Employer, without regard to his/her location, for the purpose of attempting to or actually soliciting or hiring that employee on Employee's own account or on the account of another.

                  (b) The Employee further agrees that the covenants contained in paragraphs 8, 9 and 10 are reasonable as to geographic space, time and scope, protect the legitimate interests of the Employer and present no undue hardship to the Employee. Employee hereby waives any defenses which contest the reasonableness of the covenants contained in paragraphs 8, 9 and 10. If nonetheless a court of competent jurisdiction believes under the circumstances that the covenants are too broad, or unreasonable or unenforceable, in whole or in part, said court may modify the covenants so that same are enforceable to the maximum extent permissible by law.

                  (c) It is the intent of the parties that each of paragraphs 8, 9 and 10 be a separate and distinct promise and that unenforceability of any one paragraph shall have no effect on the enforceability of another.

         11. Employee agrees that should either party seek to enforce or determine its rights through legal or judicial proceedings because of any act of the Employee which the Employer believes to be in contravention of paragraph 8, 9 or 10 (collectively, the "Covenant"), the Covenant period shall be extended for a time period equal to the period necessary to obtain judicial enforcement of the Employer's rights hereunder. The Covenant period shall commence upon the date of termination of employment as contained in a notice of termination or resignation.

         12. The Employee recognizes and agrees that from time to time certain confidential information will be made available to the Employee by the Employer or by the Employer's clients or customer to assist the Employee in Employee's job and that Employee possesses such information by virtue of Employee's conduct and participation in the business of Employer prior to the date hereof. Employee recognizes and agrees that such confidential information possessed by Employee or which has been or will be compiled, created, and maintained by special effort and expense of the Employer or by the Employer's clients or customers and which is not generally available to the trade or the public at large is a trade secret of Employer and agrees that such information disclosed or known to the Employee remains at all times the property of the Employer and/or the Employer's Clients and further, the Employee agrees that such information shall not (except as required by law or court order) be divulged by the Employee either during Employee's employment or after termination for any reason whatsoever. The Employee shall upon such termination promptly upon request deliver to the Employer's designated representative all such confidential or proprietary information in her possession and any abstracts therefrom or information developed on the basis

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thereof. The foregoing shall not apply to any confidential information which has become available to the general public other than as a result of disclosure by Employee in violation of this Agreement.

         13. Employee further agrees not to utilize or make available any such knowledge or confidential information either directly or indirectly in connection with the establishment of an enterprise similar to that of the Employer or that will compete with Employer, or in connection with the solicitation, acceptance, or conduct of employment with any other person or entity.

         14. (a) Those paragraphs which by their nature are intended to survive termination of this Agreement, including without limitation paragraph 4(b), 4(c), 8, 9, 10, 11, 12 and 13 shall survive termination of this Agreement. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms set forth herein.

                  (b) It is understood and agreed by and between the parties hereto that the rights and privileges granted to Employer by Employee under paragraphs 8, 9, 10, 11, 12 and 13, are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the provisions contained in this Agreement will cause Employer great and irreparable injury and damage. Employee hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This provision shall not, however, be construed as a waiver of any of the rights which Employer may have for damages or otherwise.

         15. (a) This Agreement supersedes all prior agreements between the parties other than the 1996 Letter Agreement, which continues to be in full force and effect, and this Agreement and the 1996 Letter Agreement constitute and express the entire agreement of the parties hereto in reference to the employment of the Employee by the Employer and in reference to any of the matters or things herein provided for or hereinbefore discussed or mentioned in reference to such employment, all promises, representations, and understandings relative thereto being herein merged. Nothing herein shall be deemed to terminate any right Employee has under the Existing Agreement, as amended, to receive compensation for periods occurring prior to the Effective Date. It is a condition precedent to the obligations of the parties hereto that the Effective Date shall have occurred.

                  (b) No oral arrangements have been made between the parties hereto. This Agreement may be amended only by a writing signed by both parties.

         16. The Employee represents and warrants that the Existing Agreement, as amended by the amendments described in the recitals hereto, the 1996 Letter Agreement, and any stock option grants made to Employee, are the sole agreements in effect relating to the employment of Employee and compensation therefor and that, at the time of the signing of this Agreement, Employee knows of no written or oral contract to which he is a party or of any other impediment which would inhibit or prohibit the employment herein provided for and that the Employee will not knowingly utilize any

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

trade secret, company confidential information, or other intellectual property right of another party in the performance of the Employee's duties hereunder.

         17. The rights and obligations of the Employee and the Employer under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The Employee may not assign Employee's obligations under this Agreement.

         18. (a) This Agreement shall be construed in accordance with the laws of the State of New York.

                  (b) Any dispute, controversy or claim arising out of or relating to this Agreement or to any breach or alleged breach hereof shall, upon the request of the Employer or the Employee, unless and to the extent an injunction or other equitable relief is requested, be submitted to and settled by arbitration in the City of New York, New York pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the Employer and the Employee). Disputes shall be arbitrated in accordance with the American
Arbitration Association's rules. Any award rendered shall be final and conclusive upon the parties, and a judgment may be entered in the highest court, state or federal, having jurisdiction. The expenses of arbitration shall be paid as directed by the arbitrator.

         19. All notices shall be deemed to have been given or served only if in writing, and shall be personally delivered (and shall be deemed given when delivered if personally delivered) or sent by U.S. certified mail, postage pre-paid, return receipt requested (and shall be deemed given five (5) days after mailing if sent by certified mail), or by Federal Express or other private express delivery or courier service (and shall be deemed given on the scheduled delivery date if sent by courier), if to Employer at 2001 Marcus Avenue, Lake Success, New York 11042, Attn: Chief Executive Officer, or at such other address as Employer may direct, and if to Employee, at the address set forth under Employee's signature or at such other address as Employee may direct.

         20. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         21. Employee hereby agrees to hold confidential and not disclose to any person the terms of this Agreement (other than the terms of paragraphs 8, 9, 10, 11, 12 and 13, terms disclosed publicly by any party other than Employee or as required by law) without the express written consent of the Employer.
Employee acknowledges that Employer does not intend to permit any such disclosure except to the extent the same may be necessary to comply with any reporting obligations imposed by governmental authority, generally accepted accounting procedures or otherwise by law.

                  IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.
                                          UNIFORCE SERVICES, INC.


                                         By:    /s/ John Fanning
                                                ------------------------
                                         Title: President
                                                ------------------------


                                          /s/ Rosemary Maniscalco
                                         ------------------------------------
                                         Rosemary Maniscalco

                                         Address:
                                         23359D S.W. 55 Way
                                         Boca Raton, FL  33433


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